Exhibit 2.2

BYLAWS

OF

GOA THERAPEUTICS CORPORATION

ARTICLE 1

OFFICES

Section 1.1 Registered Office.

The registered office of Goa Therapeutics Corporation (the “Company”) in the State of Delaware is stated in the certificate of incorporation of the Company (as amended, modified or restated, the “Certificate of Incorporation”).

Section 1.2 Other Offices.

The Company may also have offices at such other places, either within or without the State of Delaware, as the Board of Directors may determine or the business of the Company may require.

ARTICLE 2

STOCKHOLDERS’ MEETINGS

Section 2.1 Place of Meetings.

All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.2 Annual Meetings.

The annual meetings of the stockholders of the Company, to elect directors and for such other business as may lawfully come before it, will be held on the date and time designated by the Board of Directors.

Section 2.3 Special Meetings.

Special meetings of the stockholders of the Company may be called, for any purpose or purposes, by the Chairperson of the Board, the President, Chief Executive Officer (if separate from the President), or the Board of Directors. Upon written request of any stockholder or stockholders holding in the aggregate one-fifth (1/5th) of the voting power of all stockholders, delivered in person or sent by registered mail to the Chairperson of the Board, President, Chief Executive Officer (if separate from the President), or Secretary, the Secretary shall call a special meeting of stockholders to be held as provided in Section 2.1 at such time as the Secretary may fix, such meeting to be held not less than ten (10) nor more than sixty (60) days after the receipt of such request, and if the Secretary neglects or refuses to call such meeting within seven (7) days after the receipt of such request, the stockholder making such request may do so. The only business which may be brought before a special meeting of stockholders is the business specified in the notice of such meeting.

Section 2.4 Notices to Stockholders.

(a) Except as otherwise provided by law or the Certificate of Incorporation, the Company shall give written notice of each meeting of stockholders, specifying the place, if any, date and hour and purpose or purposes of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote thereat, directed to such stockholder’s address as it appears upon the books of the Company; except that where the matter to be acted on is a merger or consolidation of the Company or a sale, lease or exchange of all or substantially all of its assets, the Company shall give such notice not less than ten (10) nor more than sixty (60) days before such meeting. If the Board of Directors fixes a date for determining the stockholders entitled to notice of a meeting of stockholders, such date will also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination.

(b) If at any meeting action is proposed to be taken which, if taken, would entitle stockholders fulfilling the requirements of Section 262(d) of the General Corporation Law of the State of Delaware, as the same exists or may be amended or interpreted from time to time (the “DGCL”), to an appraisal of the fair value of their shares, the notice of such meeting must contain a statement to that effect and be accompanied by a copy of that statutory section.

(c) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and, to the extent permitted by law, is automatically waived by any stockholder by such stockholder’s attendance thereat, in person or by proxy.

(d) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by Electronic Transmission (as defined in the DGCL) directed to the stockholder’s Electronic Mail Address (as defined in the DGCL), or any other method of Electronic Transmission permissible pursuant to the DGCL, as applicable) as it appears on the records of the Company and shall be deemed given: (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address; (3) if by facsimile telecommunication, when directed to a number at which the stockholder has consent to receive notice; (4) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting, and (y) the giving of such separate notice; or (5) if given by Electronic Mail (as defined in the DGCL) or any other form of Electronic Transmission, when directed to such stockholder’s Electronic Mail Address unless the stockholder has notified the Company in writing or by Electronic Transmission of an objection to receiving notice by Electronic Mail, provided, however, that a notice may not be given by Electronic Transmission if otherwise prohibited by the DGCL.

Section 2.5 Adjournment and Notice of Adjourned Meetings.

Any meeting of stockholders, whether annual or special, may be adjourned either by the Chairperson of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting in accordance with the Certificate of Incorporation, these Bylaws or applicable law. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.6 Quorum and Voting.

(a) At all meetings of stockholders except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence, in person or by authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Shares, the voting of which at said meeting are enjoined, or which for any reason cannot be lawfully voted at such meeting, will not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned by vote of the holders of a majority of the shares represented thereat, but no other business may be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, an action taken by the holders of a majority of the votes cast on a matter affirmatively or negatively is valid and binding upon the Company. For purposes of these Bylaws, a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction as to a particular proposal or director nominee, will be counted as present to establish a quorum but will not be counted as a vote cast.

(c) Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes present in person or represented by proxy constitutes a quorum entitled to take action with respect to that vote on that matter, and the affirmative vote of the majority of votes cast of such class or classes present in person or represented by proxy at the meeting is the act of such class.

Section 2.7 Voting Rights.

(a) Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the Company on the record date for determining the stockholders entitled to vote at said meeting are entitled to vote at such meeting. Shares standing in the names of two (2) or more persons will be voted or represented in accordance with the determination of the majority of such persons, or, if only one (1) of such persons is present in person or represented by proxy, such person will have the right to vote such shares and such shares will be deemed to be represented to determine a quorum at such meeting.

(b) Every person entitled to vote or to execute consents has the right to do so either in person or by an agent or agents authorized by a proxy, granted in any method permissible pursuant to the DGCL, which proxy must be filed with the Secretary at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy may be voted on after three (3) years from its date unless the proxy provides for a longer period. Unless voted, every proxy is revocable at the pleasure of the person who executed it or by his, her, or its legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(c) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Company generally.

Section 2.8 Voting Procedures.

Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. If authorized by the Board of Directors, such requirement of a written ballot will be satisfied by a ballot submitted by Electronic Transmission, but only if such Electronic Transmission either sets forth or is submitted with information from which it can be determined that the Electronic Transmission was authorized by the stockholder or proxy holder.

Section 2.9 Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed or is absent, the President, or, if the President is absent, the Chief Executive Officer (if separate from the President), or, if the Chairperson of the Board of Directors, the President, and the Chief Executive Officer (if separate from the President) are all absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary or other person directed to do so by the President, the Chief Executive Officer (if separate from the President), or the Chairperson of the Board, shall act as secretary of the meeting.

(b) The Board of Directors is entitled to make such rules or regulations for the conduct of meetings of stockholders as it deems necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting has the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Company and their authorized and constituted proxies and such other persons as the chairperson permits, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting will be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders are not required to be held in accordance with rules of parliamentary procedure.

Section 2.10 List of Stockholders.

The Company shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, (or, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list will reflect the stockholders entitled to vote on the tenth day before the meeting date), arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. The Company need not include Electronic Mail addresses or other electronic contact information on such list. Such list will be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days before the meeting: (i) on a reasonably accessible electronic network, if the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the Company. If the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then the list will be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by remote communication, then the list will also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Business at Annual Meetings.

At an annual meeting of the stockholders, only such business will be conducted as is properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors. Notwithstanding anything in the Bylaws to the contrary, no business will be conducted at the annual meeting except in accordance with the procedures stated in Section 2.1 and this Section 2.11, but nothing in this Section 2.11 may be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.

The chairperson of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Section 2.1 and this Section 2.11, and that any such business not properly brought before the meeting will not be transacted.

Section 2.12 Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of stockholders of the Company, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the Company by delivery to its registered office in Delaware, its principal place of business, an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded, or to an information processing system, if any, designated by the Company for receiving such consents pursuant to Section 116 of the DGCL, provided that in the latter case such consent must set forth or be delivered with information that enables the Company to determine the date of delivery of such consent and the identity of the person giving such consent. Delivery made to a Company’s registered office must be by hand or by certified or registered mail, return receipt requested. No consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of holders or members to take action are delivered to the Company in the manner required by this Section within sixty (60) days of the first date on which a consent is so delivered to the corporation. Notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given in accordance with the DGCL following said action to those stockholders who have not consented in writing.

(b) Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such a consent will be effective at a future time (including a time determined upon the happening of an event), no later than sixty (60) days after such instruction is given or such provision is made, if evidence of such instruction or provision is provided to the Company. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(c) A consent must be set forth in writing or in an Electronic Transmission. Any copy, facsimile or other reliable reproduction (including any Electronic Transmission) of a consent in writing may be substituted or used instead of the original writing for any and all purposes for which the original writing could be used, but only if such copy, facsimile or other reproduction is a complete reproduction of the entire original writing.

ARTICLE 3

DIRECTORS

Section 3.1 Number and Term of Office.

The number of directors which constitutes the whole of the Board of Directors will be determined by resolutions of the Board of Directors, except that the Board of Directors must, at all times, consist of at least one (1) member. Except for the initial Board of Directors, which is elected by the incorporator, and except as provided in Section 3.3 and the Certificate of Incorporation, the directors will be elected by a plurality vote of the shares represented in person or by proxy at the annual stockholders meeting in each year and entitled to vote on the election of directors. Elected directors will hold office until the next annual meeting and until their successors are duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors has not been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. In no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 3.2 Powers.

The powers of the Company shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.

Section 3.3 Vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected will hold office for the unexpired portion of the term of the director whose place was vacated and until his or her successor is duly elected and qualified.

Section 3.4 Resignations and Removals.

(a) Any director may resign by delivering notice in writing or by Electronic Transmission of his or her resignation to the Secretary or the Board of Directors, which resignation shall be effective upon receipt or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. When one or more directors resigns from the Board of Directors effective at a future date, a majority of the directors then in office, excluding those who have so resigned, has the power to fill such vacancy or vacancies and such vote will take effect when such resignation or resignations become effective, and each director so chosen shall hold office as provided in Section 3.3 in the filling of other vacancies.

(b) Subject to the provisions of the Certificate of Incorporation, the Board of Directors or any individual director may be removed from office, with or without cause, and a new director or directors may be elected, in each case by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

Section 3.5 Meetings.

(a) Meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board or, if there is no Chairperson of the Board, by the President or the Chief Executive Officer (if separate from the President), or by any of the directors.

(b) Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by conference telephone or other communications equipment through which all persons participating in the meeting can hear each other, and participation in a meeting by such means constitutes presence in person at such meeting.

(c) Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by any form of Electronic Transmission at least twenty four (24) hours before the start of the meeting, or sent by first class mail at least one hundred twenty (120) hours before the start of the meeting. Notice of any meeting may be waived in writing whether before or after the meeting and will be waived by any director by attendance thereat.

Section 3.6 Quorum and Voting.

(a) Except as otherwise provided or prohibited by the Certificate of Incorporation, these Bylaws, or the DGCL, the presence of a majority of the Board of Directors then in office is both necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors; but, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business will be determined by a vote of a majority of the directors present, unless a different vote is required by law, the Certificate of Incorporation, or these Bylaws.

(c) The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, will be as valid as though transacted at a meeting duly held if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. The Secretary or Assistant Secretary shall file with the corporate records all such waivers, consents, or approvals, or make such waivers, consents, or approvals a part of the minutes of the meeting.

Section 3.7 Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by Electronic Transmission. After an action is so taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee.

Section 3.8 Fees and Compensation.

Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.9 Committees.

(a) Committees: The Board of Directors may appoint committees as permitted by law. Such committees appointed by the Board of Directors will have such powers and perform such duties as prescribed by the resolution or resolutions creating such committee, except that such committees will not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the DGCL.

(b) Subcommittees: Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

(c) Term: Subject to the DGCL, the Board of Directors may increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member will terminate on the date of their death or voluntary resignation or their removal by the Board of Directors. The Board of Directors may fill any committee vacancy. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not the director or directors constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings: Unless the Board of Directors otherwise provides, regular meetings of any committee appointed in accordance with this Section 3.9 will be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal executive office of the Company or at any place which has been designated by resolution of such committee or by written consent of all members thereof, and may be called by any director who is a member of such committee upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any meeting may be waived in writing whether before or after the meeting and will be waived by any director by attendance thereat. A majority of the number of members then serving on any such committee constitutes a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present is the act of such committee.

ARTICLE 4

OFFICERS

Section 4.1 Officers Designated.

The officers of the Company shall be a President, a Secretary, and a Treasurer. The Board of Directors may also appoint a Chief Executive Officer, Chairperson of the Board, one (1) or more Vice-Presidents, Assistant Secretaries, Assistant Treasurers, and such other officers and agents with such powers and duties as it deems necessary. The Board of Directors may assign such additional titles to one (1) or more of the officers as it deems appropriate.

Section 4.2 Subordinate Officers.

The Board may appoint, or empower the President and/or the Chief Executive Officer to appoint, such other officers and agents as the business of the Company may require. Each of such officers and agents will hold office for such period, have such authority, and perform such duties, as are provided in these Bylaws or as the Board may determine.

Section 4.3 Tenure and Duties of Officers.

(a) General: All officers hold office at the pleasure of the Board of Directors and until their successors are duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws may be construed as creating any kind of contractual right to employment with the Company. A person may hold any number of offices of the Company simultaneously unless specifically prohibited therefrom by law.

(b) Authority and Duty of Officers: Except as otherwise provided in these Bylaws, the officers of the Company will have such powers and duties in the management of the Company as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of the Directors.

ARTICLE 5

SHARES OF STOCK

Section 5.1 Form and Execution of Certificates.

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two (2) authorized officers of the Company representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

Section 5.2 Lost Certificates.

The Company may direct a new certificate or certificates (or uncertificated shares instead of a new certificate) to be issued in place of any certificate or certificates previously issued by the Company alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates (or uncertificated shares instead of a new certificate), the Company may, as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his or her legal representative, to indemnify the Company in such manner as it requires and to give the Company a surety bond in such form and amount as it directs as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost or destroyed.

Section 5.3 Transfers.

Transfers of record of shares of stock of the Company will be made only upon its books by the holders thereof, in person or by authorized attorney, who furnish proper evidence of authority to transfer, and in the case of stock represented by a certificate, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed.

Section 5.4 Fixing Record Dates.

(a) In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date may not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled notice of or to vote at a meeting of stockholders applies to any adjournment of the meeting; but, the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Company may determine the stockholders entitled to consent to corporate action in writing or by Electronic Transmission without a meeting, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date may not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing or by Electronic Transmission without a meeting, when no prior action by the Board of Directors is required by the DGCL, will be the first date on which a signed written consent or Electronic Transmission setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in Delaware, its principal place of business, an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded, or to an information processing system, if any, designated by the Company for receiving such consents pursuant to Section 116 of the DGCL, provided that in the latter case such consent must set forth or be delivered with information that enables the Company to determine the date of delivery of such consent and the identity of the person giving such consent. Delivery made to a Company’s registered office must be by hand or by certified or registered mail, return receipt requested. Delivery made to a Company’s registered office must be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing or by Electronic Transmission without a meeting will be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for any other lawful action, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted, and which record date may be not more than sixty (60) days before such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.5 Registered Stockholders.

The Company is entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and may not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE 6

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Section 6.1 Right to Indemnification.

Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), because he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL (but, in the case of any amendment or interpretation of the DGCL hereafter, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any director or officer as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”). The Company has the power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law.

Section 6.2 Authority to Advance Expenses.

Expenses incurred by an officer or director (acting in his or her capacity as such) in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding, but if required by the DGCL, as amended, the Company shall advance such Expenses only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Company as authorized in this Article or otherwise. Expenses incurred by employees and other agents of the Company (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms as the Board of Directors deems appropriate. Any obligation to reimburse the Company for Expense advances will be unsecured and no interest may be charged thereon.

Section 6.3 Provisions Nonexclusive.

The rights conferred on any person by this Article are not exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate of Incorporation, agreement, or vote of the stockholders or disinterested directors is inconsistent with these Bylaws, the provision, agreement, or vote takes precedence.

Section 6.4 Authority to Insure.

The Company may purchase and maintain insurance to protect itself and any director or officer against any Expense, whether or not the Company would have the power to indemnify such director or officer against such Expense under applicable law or the provisions of this Article.

Section 6.5 Enforcement of Rights.

Without the necessity of entering into an express contract, all rights provided under this Article are deemed to be contractual rights and effective to the same extent and as if provided for in a contract between the Company and such director or officer. Any rights granted by this Article to a director or officer are enforceable by or on behalf of the person holding such right in any court of competent jurisdiction.

Section 6.6 Survival of Rights.

The rights provided by this Article continue as to a person who ceases to be a director or officer and inure to the benefit of the heirs, executors, and administrators of such a person.

Section 6.7 Limitation on Indemnification.

Subject to the other requirements and limitations set forth in these Bylaws and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article 6 in connection with any Proceeding or portion of a Proceeding:

(a) for any amounts paid in settlement of any action or claim effected without the Company’s written consent, which consent may not be unreasonably withheld;

(b) for any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action;

(c) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 6.5, or (iv) otherwise required by applicable law; or

(e) if prohibited by applicable law.

Section 6.8 Effect of Amendment.

Any amendment, repeal, or modification of this Article that adversely affects any rights provided in this Article to a director or officer will only be effective upon the prior written consent of such director or officer.

Section 6.9 Subrogation.

In the event of payment under this Article, the Company will be subrogated to the extent of such payment to all of the rights of recovery of the director or officer (other than against the other indemnitors), who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

Section 6.10 No Duplication of Payments.

The Company is not liable under this Article to make any payment in connection with any claim made against any party to the extent such party has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable under this Article.

Section 6.11 Saving Clause.

If any portion of this Article is invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director or officer to the fullest extent not prohibited by any applicable portion of this Article that has not been invalidated, or by any other law.

ARTICLE 7

NOTICES

Any notice required to be given to any director may be given in accordance with Section 2.4(d). It is not necessary to employ the same method of giving notice for each director. If no address of a stockholder or director be known, such notice may be sent to the principal executive office of the Company. An affidavit of mailing, executed by an authorized and competent employee of the Company or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, is conclusive evidence of the statements therein contained. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, authorized by any notice sent such person in the manner above provided, will not be affected or extended in any manner by the failure of such a stockholder or director to receive such notice. Whenever any notice is required to be given under the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by Electronic Transmission by the person entitled to notice, whether before or after the time stated therein, is deemed equivalent to notice. Whenever notice is required to be given, under any provision of the DGCL or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and the Company has no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under any of the other sections of this title, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

ARTICLE 8

AMENDMENTS

Except as otherwise provided in Section 6.8 above, these Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 2.12 of Article 2, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. Except as otherwise provided in Section 6.8 above, the Board of Directors also has the authority to repeal, alter or amend these Bylaws or adopt new Bylaws, subject to applicable provisions of the DGCL.

ARTICLE 9

RIGHT OF FIRST REFUSAL

No stockholder may sell, assign, pledge, or in any manner transfer any of the shares of Common Stock of the Company or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise (each, a “Transfer”), except by a Transfer which meets the requirements hereinafter stated in this Article 9:

(a) If the stockholder receives from anyone a bona fide offer acceptable to the stockholder to purchase any of such stockholder’s shares of Common Stock of the Company, then the stockholder shall first give written notice thereof to the Company. The notice must name the proposed transferee and state the number of shares to be transferred, the price per share and all other terms of the offer.

(b) For thirty (30) days following receipt of such notice, the Company or its assigns have the option to purchase all or any lesser part of the shares specified in the notice at the price and upon the terms stated in such bona fide offer. In the event the Company elects to purchase all the shares, it shall give written notice to the selling stockholder of its election and settlement for said shares will be made as provided below in paragraph (c).

(c) In the event the Company elects to acquire any of the shares of the selling stockholder as specified in said selling stockholder’s notice, an officer of the Company shall so notify the selling stockholder and settlement thereof will be made in cash within thirty (30) days after the Company receives said selling stockholder’s notice; except that, if the terms of payment in said selling stockholder’s notice were other than cash against delivery, the Company shall pay for said shares on the same terms as stated in said selling stockholder’s notice.

(d) In the event the Company does not elect to acquire all of the shares specified in the selling stockholder’s notice, said selling stockholder may, within the sixty (60) day period following the expiration of the option rights granted to the Company, sell to the original bona fide offeror the shares specified in said selling stockholder’s notice which were not acquired by the Company, in accordance with the provisions of paragraph (c) of this Article 9, but said sale may not be on terms more favorable to the purchaser than those contained in the bona fide offer stated in said selling stockholder’s notice. All shares so sold by said selling stockholder will continue to be subject to the provisions of this Article 9 in the same manner as before said Transfer.

(e) Anything to the contrary contained herein notwithstanding, the following transactions are exempt from the provisions of this Article 9 and do not constitute a Transfer:

(1) An individual stockholder’s transfer of any or all of his or her shares of Common Stock of the Company either during such stockholder’s lifetime or on death to such stockholder’s immediate family or a trust that is primarily for the benefit of such stockholder or his or her immediate family or both. “Immediate family” means a spouse, lineal descendent, parent, or sibling (including half siblings) of the stockholder making such transfer. A trust is considered to be primarily for the benefit of such stockholder or his or her immediate family, or both, only if the beneficial interest of any other person is so remote as to be negligible.

(2) A stockholder’s bona fide pledge or mortgage of any shares of Common Stock of the Company with a commercial lending institution, but any subsequent transfer of said shares by said institution shall be conducted in the manner stated in this Article 9.

(3) A stockholder’s transfer of any or all of such stockholder’s shares of Common Stock of the Company to any other stockholder of the Company.

(4) A stockholder’s transfer of any or all of such stockholders shares of Common Stock of the Company to a person who, at the time of such transfer, is an officer or director of the Company.

(5) A corporate stockholder’s transfer of any or all of its shares of Common Stock of the Company pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(6) A corporate stockholder’s transfer of any or all of its shares of Common Stock of the Company to any or all of its stockholders.

(7) A transfer by a stockholder which is a limited or general partnership of any or all of its shares of Common Stock of the Company to any or all of its partners.

(8) A transfer by a stockholder which is a limited liability company of any or all of its shares of Common Stock of the Company to any or all of its members.

(9) A transfer of shares of Preferred Stock or to the transfer of any shares of Common Stock issued upon the conversion of any shares of Preferred Stock.

In any such case, the transferee, assignee, or other recipient receives and holds such stock subject to the provisions of this Section, and there may be no further Transfer of such stock except in accord with this Section.

(f) The provisions of this Section may be waived with respect to any Transfer either by the Company, upon authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Company (excluding the votes represented by those shares to be sold by the selling stockholder). This Section may be amended or repealed either by an authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the Company.

(g) Any sale or Transfer, or purported sale or Transfer, of securities of the Company by stockholders is null and void unless the terms, conditions, and provisions of this Article 9 are observed and followed.

(h) The right of first refusal in this Article 9 terminates upon the date securities of the Company are first offered to the public under a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

(i) Whenever the Company has the right to purchase Common Stock under this right of first refusal, the Company may assign the right to exercise all or a part of the Company’s right of first refusal.

(j) The certificates representing shares of Common Stock of the Company will bear on their face the following legend so long as the right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION, AS PROVIDED IN THE BYLAWS OF THE COMPANY.”

ARTICLE 10

FORUM FOR CERTAIN ACTIONS

Section 10.1 Forum Selection.

Except for (a) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts, and (b) actions in which a federal court has assumed exclusive jurisdiction of a proceeding, any derivative action brought by or on behalf of the Company, and any direct action brought by a stockholder against the Company or any of its directors or officers, alleging a violation of the DGCL, the Company’s Certificate of Incorporation or Bylaws or breach of fiduciary duties or other violation of Delaware decisional law relating to the internal affairs of the Company, must be brought in the Court of Chancery in the State of Delaware, which is the sole and exclusive forum for such proceedings; but the Company may consent to an alternative forum for any such proceedings upon the approval of the Board of Directors of the Company.

Section 10.2 Exclusive Federal Forum.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Act.

ARTICLE 11

CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

CERTIFICATE OF SECRETARY

The undersigned, Secretary of Goa Therapeutics Corporation, a Delaware corporation, hereby certifies that the foregoing is a full, true and correct copy of the Bylaws of said corporation, with all amendments to date of this Certificate.

WITNESS the signature of the undersigned this 20th day of December 2024.

By:	/s/ Andrew Altschuler
Andrew Altschuler, Secretary

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